Ally Financial Announces $700 million Common Stock Repurchase Program and Declares Dividend on Common Stock
DETROIT, July 19, 2016 /PRNewswire/ -- The board of directors of Ally Financial Inc. (NYSE: ALLY) declared a quarterly cash dividend of $0.08 per share of the company's common stock, payable on Aug. 15, 2016 to shareholders of record at the close of business on Aug. 1, 2016. Additionally, the board authorized a common stock repurchase program of up to $700 million beginning in the third quarter of 2016 and continuing through the second quarter of 2017.
The quarterly cash dividend and common stock repurchase program were included in Ally's capital plan under the 2016 Comprehensive Capital Analysis and Review (CCAR), which received a non-objection from the Federal Reserve Board that was announced on June 29, 2016. Shares acquired under the common stock repurchase program will be used for general corporate purposes and may be available for resale, including in connection with the company's compensation and employee-benefit plans. The company may acquire shares from time to time through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of the company's management and on terms (including quantity, timing, and price) that the company's management determines to be necessary, appropriate, or advisable.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally's legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (member FDIC), one of the largest full service auto finance operations in the country,  a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.
The company had approximately $156.5 billion in assets as of March 31, 2016. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @Ally.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com